Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated May 29, 2008, is by and between Multimedia Games, Inc., a Texas corporation (the “Company”), and Gary Loebig (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, Executive currently serves and has served as Executive Vice President–Sales of the Company since December 1998 (the “Executive Vice President Position”);

WHEREAS, on March 31, 2008, the Board of Directors of the Company (the “Board”) appointed Executive as interim President and Chief Executive Officer of the Company (the “Interim Position”); and

WHEREAS, the Parties desire to enter into this Agreement in connection with Executive’s appointment to the Interim Position and to address certain matters related to Executive’s continuing employment with the Company in the Executive Vice President Position;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1. Executive Vice President Position; Interim Chief Executive Officer Position.

1.1. Executive Vice President Position. Executive is employed as Executive Vice President–Sales and shall generally have the duties and responsibilities consistent with that position and assigned to him by the Chief Executive Officer or President of the Company (the “Board”).

(a) Duties. Executive shall perform faithfully and diligently all duties assigned to Executive as are consistent with the position of Executive Vice President–Sales and will report to the President and Chief Executive Officer of the Company.

(b) Compensation for Service in Executive Vice President Position.

(i) Base Salary. As compensation for Executive’s performance of Executive’s duties in the Executive Vice President Position, the Company shall pay to Executive a salary of $185,000 per year (the “Base Salary”), payable in equal bi-weekly installments and in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, which amount may be increased from time to time by the Board.

(ii) Incentive Compensation. In connection with his service in the Executive Vice President Position, Executive shall be entitled to receive incentive compensation on an annual basis determined by the Compensation Committee of the Board.

1.2. Interim Position. In addition to Executive’s duties and responsibilities in the Executive Vice President Position, effective as of March 31, 2008, Executive hereby agrees to serve in the Interim Position until the earliest of (such earliest date, the “Interim Position Termination Date”) (i) his resignation from the offices of Interim President and Chief Executive Officer of the Company, (ii) his death or disability, (iii) his removal from such offices, and (iv) the appointment of his successor to such office or to the offices of President and Chief Executive Officer (without an interim qualification).

(a) Duties. While serving in the Interim Position, Executive shall generally have the duties and responsibilities consistent with the offices of President and Chief Executive Officer and will faithfully and diligently perform all duties assigned to Executive as are consistent with the position of President and Chief Executive Officer and will report to the Board.

(b) Compensation. Effective as of March 31, 2008 and ending on the Interim Position Termination Date, in addition to any Base Salary and bonus to which Executive is entitled to or receives in the Executive Vice President Position, the Company shall pay Executive a cash bonus of $25,000.00 per month (the “Cash Bonus”). The Cash Bonus shall be payable on a bi-weekly basis (pro-rated with respect to the last bi-weekly payment in the event the Interim Position Termination Date falls between bi-weekly payroll payment dates) in accordance with the normal payroll practices of the Company, less required deductions for withholding tax, social security and all other applicable employment taxes. In addition, the Board in good faith shall consider whether Executive should become eligible to receive any performance or other bonus customary to the position of President and Chief Executive Officer.

(c) Additional Compensation. If Executive is serving in the Interim Position on July 29, 2008, then (i) the Company shall on such date make a lump sum cash payment of $100,000, less required deductions for withholding tax, social security and all other applicable employment taxes, to Executive and (ii) Section 4.3 of this Agreement shall be automatically amended to delete the reference to “one-half of” in the second sentence thereof.

2. Additional Terms of Employment in Executive Vice President Position and the Interim Position. The following provisions shall apply during both Executive’s employment in the Executive Vice President Position and the Interim Position:

2.1. Standard of Conduct/Full-time. During the term of this Agreement, Executive will abide by all lawful policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances, in all material respects. In this capacity as an employee of the Company, Executive will act solely on behalf of the Company. Executive shall devote substantially all of Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid work and receives the Board’s express written consent to do so. Such consent will not be withheld unreasonably. Moreover, Executive may receive compensation for services in connection with passive investments.

2.2. No Conflict of Interest. Executive will not, at any time while serving as an employee of the Company, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company in the reasonable judgment of the Board.

2.3. Customary Fringe Benefits and Facilities. During the term of the Executive’s employment with the Company pursuant to this Agreement, Executive will be eligible for all customary and usual fringe benefits generally available to executives of the Company subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive; provided, however, that during any period of employment under this Agreement, Executive (and his spouse and eligible dependents) shall be entitled to receive all benefits of employment generally available to other members of the Company’s management and those benefits for which key executives are or shall become eligible, when and as Executive becomes eligible therefor, including, without limitation, group health, life and disability insurance benefits and participation in the Company’s 401K plan. The Company shall provide Executive with term-life insurance in a policy amount equal to at least two times Executive’s Base Salary then in effect, with any amount over $150,000 taxable to Executive.

2.4. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

2.5. Committee Membership. Executive shall serve on the Company’s Executive Committee, when, and if, the Company has such a committee.

2.6. Diamond Games Litigation. If Executive is named as a party to the Diamond Games litigation, the Company agrees to in good faith consider an increase in salary and benefits for Executive to compensate Executive for such risk.

3. Term. This Agreement will commence on the date of this Agreement (the “Effective Date”) and will automatically renew for subsequent one-year terms unless either Party provides ninety (90) days’ advance written notice to the other that such Party does not wish to renew the Agreement for a subsequent one-year term. In the event either Party gives notice of nonrenewal pursuant to this Section 3, this Agreement will expire at the end of the then-current term (subject to the provisions of Section 10.6).

4. Severance.

4.1. Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (i) theft, material dishonesty, or intentional falsification of any employment or the Company records; (ii) improper and intentional disclosure of the Company’s confidential or proprietary information that materially harms the Company; (iii) any action which has a materially detrimental effect on the Company’s reputation or business; (iv) Executive’s failure or inability to perform his duties (other than for reasons of physical or mental incapacity), after written notice from the Company and a reasonable opportunity to cure, in accordance with the policies and decisions of the Board; (v) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that materially impairs his ability to perform his duties for the Company; or (vi) a material breach of this Agreement by Executive which is not cured within thirty (30) days of receipt by Executive of reasonably detailed written notice from the Company.

(a) Consequences of Termination for Cause. In the event Executive’s employment is terminated for Cause, Executive shall be entitled to receive only unpaid Base Salary and Cash Bonus then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 1.2(c)(i), 2.3 and 2.4 of this Agreement. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive any other payments or continued benefits described in Sections 4.2 or 4.3.

4.2. Termination Without Cause by Company. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.

(a) Consequences of Termination Without Cause. In the event Executive’s employment is terminated without Cause, Executive will receive: (i) unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to

Sections 1.2(b), 1.2(c), 2.3 and 2.4 of this Agreement; and (ii) ratably, in equal monthly installments in accordance with the Company’s standard payroll practice, his annual Base Salary then in effect for two (2) years from the termination date, plus continuation of Executive’s then current benefits for a period of two (2) years from the termination date, less required deductions on all amounts described in (i) and (ii) for withholding tax, social security and all other applicable employment taxes; provided that Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, in substantially the form attached hereto as Exhibit A, or in another form that is acceptable to the Company and Executive, provided that such release shall exclude amounts due or to become due to Executive as contemplated by this Agreement, any other written agreement between Executive and the Company then in effect, and any rights to indemnification of Executive under the Company’s articles of incorporation and bylaws. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

4.3. Termination by Executive for Any Reason. Executive may terminate his employment with the Company for any reason at any time on five (5) days’ advance written notice to the Company. Subject to Section 1.2(c), if Executive terminates his employment with the Company for any reason, then, (i) on the date that is six (6) months after the date of such termination, the Company shall pay Executive an amount in cash equal to one-half of the amount of Executive’s annual Base Salary in effect at the time of such termination; (ii) Executive will promptly receive unpaid Base Salary then in effect, prorated to the date of termination, together with any amounts to which Executive is entitled pursuant to Sections 1.2(b), 1.2(c), 2.3 and 2.4 of this Agreement; and (iii) for a period of two (2) years after the date of such termination, the Company shall pay and provide Executive his then current benefits; provided that Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, in substantially the form attached hereto as Exhibit A, or in another form that is acceptable to the Company and Executive, provided that such release shall exclude amounts due or to become due to Executive as contemplated by this Agreement, any other written agreement between Executive and the Company then in effect, and any rights to indemnification of Executive under the Company’s articles of incorporation and bylaws. All other Company obligations to Executive will be automatically terminated and completely extinguished upon termination of employment.

4.4. 409A.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that a termination of Executive’s employment does not constitute a “separation from service” from the Company within the meaning of Treasury Regulation §1.409-1(h), the payment provided for in Sections 4.2 and 4.3 shall not begin until such time Executive has otherwise experienced such a separation from service, and the date of such separation from service shall be deemed to be his date of termination for purposes of Sections 4.2 and 4.3.

(b) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that the provision of benefits provided in Sections 4.2(a)(ii) (in respect of Executive’s then current benefits) and Section 4.3(ii) above constitutes deferred compensation subject to Internal Revenue Code section 409A, all reimbursements and in-kind benefits provided pursuant to Sections 4.2(a)(ii) (in respect of Executive’s then current benefits) and Section 4.3(ii) above shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). Accordingly, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except as permitted with respect to medical reimbursement arrangements); (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

5. Non-Competition.

(a) Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that the Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, including the amount of severance as set forth in Section 4 hereof, are partly in consideration of Executive not competing with the Company following the termination of his employment. Also, the Company promises to provide Executive, in his new role in the Interim Position, with additional proprietary and confidential information to which Executive would not have had access as a result of his Executive Vice President Position (including without limitation information developed and presented in Board of Director meetings). Executive acknowledges that such consideration (including without limitation the Company’s promise to provide Executive access to additional proprietary and confidential information made in this section) is adequate for Executive’s promises contained within this Section 5.

(b) Promise To Refrain From Competing. Executive understands the Company’s need for Executive’s promise not to compete with the Company is based on the following: (i) the Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (ii) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to the Company’s proprietary information; (iii) the Company is engaged in the highly insular and competitive gaming technology industry; (iv) the Company provides products and services nationally and internationally; and (v) the Company will suffer great loss and irreparable harm if Executive were to enter into competition with the Company. Therefore, in exchange for the consideration described in Section 5(a) above, Executive agrees that during Executive’s employment with the Company, and for six (6) months following the effective date of the termination of Executive’s employment with the Company for any reason (such six (6) month period to be increased to one (1) year in the event Executive becomes entitled to a full year’s base salary as severance payment pursuant to this Agreement or otherwise) (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for or provide services or assistance to a competitor of the Company as of the date of termination of employment, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which, as of the date of termination of employment, the Company engages or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which the Company does business as of the date of termination of employment (the “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this Section 5, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, and any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise).

(c) Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 5 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that the Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

(d) Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 3 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

6. Nonsolicitation.

(a) Nonsolicitation of Customers or Prospects. Executive acknowledges that information about the Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during Executive’s employment with the Company, and for two (2) years from the date of Executive’s termination from all positions held at the Company, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any of its customers or customer prospects (as established by the Company based upon existing written books and records) as of the date of termination of employment, by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company.

(b) Nonsolicitation of the Company’s Employees. Executive agrees that during Executive’s employment with the Company, and for two (2) years from the date of Executive’s termination, Executive will not, either directly or indirectly, solicit or encourage any of the Company’s employees or cause others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

7. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by the Company’s Employee Innovations and Proprietary Rights Assignment Agreement, attached hereto as Exhibit B.

8. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in Sections 5-7 (collectively “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief.

9. Agreement to Arbitrate. To the fullest extent permitted by law, and pursuant to the American Arbitration Association’s Rules for the Resolution of Employment Disputes, Executive and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for breach of the Company’s Employee Innovations and Proprietary Rights Agreement, claims relating to physical torts, the right to workers’ compensation, and unemployment insurance benefits and the Company’s right to obtain injunctive relief pursuant to Section 8, above are excluded, and claims for enforcement of the Parties’ rights under the Covenants, are excluded. For the purpose of this Agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

10. General Provisions.

10.1. Successors and Assigns. Neither Party shall assign any of its or his rights or obligations under this Agreement without the prior written consent of the other Party.

10.2. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not, unless confirmed in writing by the Party against whom waiver is urged, in any way be construed as a waiver of any such provision in any other circumstance, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

10.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas. Each Party consents to the jurisdiction and venue of the state or federal courts in Travis County, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

10.5. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either Party may specify in writing.

10.6. Survival. Executive’s right to receive payments and other benefits under Sections 1.7 and 2.3 hereunder shall survive any termination of the Interim Position. Executive’s right to receive payments contemplated by this Agreement to continue beyond his employment, shall survive termination of this Agreement and termination of Executive’s employment except to the extent expressly provided otherwise. To the extent expressly contemplated hereunder or reasonably contemplated to continue beyond the termination of Executive’s employment, the following provisions shall also survive: Section 5 (“Non-Competition”), 6 (“Nonsolicitation”), 7 (“Confidentiality and Proprietary Rights”), 8 (“Injunctive Relief”), 9 (“Agreement to Arbitrate”), 10 (“General Provisions”) and 11 (“Entire Agreement”).

10.7. Expenses. The Company shall pay for or reimburse Executive for all reasonable legal fees and costs incurred by Executive in connection with the drafting, negotiation of this Agreement not to exceed $10,000.00 in the aggregate.

11. Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement, constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including the email correspondence between the Company and the Executive, dated on or about December 5, 1998, and any agreement, commitment or objection of the Company described therein or based thereon, but excluding any equity award agreements and the indemnification agreement entered contemporaneously with this Agreement. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: May 29, 2008	By:	/s/ Gary Loebig
	Name:	Gary Loebig

COMPANY

Dated: May 29, 2008	By:	/s/ Randy Cieslewicz
	Name:	Randy Cieslewicz
	Title:	Chief Financial Officer

Signature Page to Employment Agreement

S-1

EXHIBIT A

General Release

Executive for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current and former parent, subsidiary, affiliated and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, of and from all claims and causes of action whatsoever, whether known or unknown or whether connected with Employee’s employment by Company or not, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Texas Commission on Human Rights Act, the Age Discrimination in Employment Act, the Texas Labor Code, the Texas Payday Act, or any other municipal, local, state, or federal law, common or statutory. Notwithstanding the foregoing, Executive reserves all rights (A) to indemnification that he may currently or hereafter possess as an officer, director or agent or former officer, director or agent of Company (or its affiliates) under applicable corporate statutes or the organic corporate documents of Company (and the scope of any indemnification existing as of this date shall not be reduced as to Executive by future action of Company); (B) under any employee insurance policies or benefit programs that by their terms continue to apply to Executive; and (C) under any other provision of this Agreement and any other written agreement between the Company and Executive in effect on the date of this Release. Company hereby represents that, without investigation or undertaking any duty of inquiry, its Board of Directors and executive officers are unaware of any claims Company may have against Executive as of the date of this Agreement.

EXHIBIT B

Employee Innovations and Proprietary Rights Assignment Agreement